Exhibit 99.1

Sanchez Energy Prices Private Offering of Convertible Preferred Stock

HOUSTON, TEXAS — MARCH 18, 2013 — Sanchez Energy Corporation (NYSE: SN) announced today that it has priced a private offering to eligible purchasers of a newly created series of convertible preferred stock, to be designated as 6.50% Cumulative Perpetual Convertible Preferred Stock, Series B.  Sanchez Energy has received commitments from private investors for $175 million aggregate liquidation preference of the convertible preferred stock and intends to offer additional shares of the convertible preferred stock to achieve an aggregate offering amount of up to $250 million.  Net proceeds from this offering are expected to be approximately $168.4 million based on an offering size of $175 million and $241 million based on the maximum offering size of $250 million, in each case, after deducting placement agent’s fees and estimated offering expenses. Sanchez Energy intends to use the net proceeds from this offering to fund a portion of the purchase price for a previously announced acquisition of certain assets in the Eagle Ford Shale.  Closing of the private placement is expected to occur on or about March 26, 2013, and will be subject to the satisfaction of various customary closing conditions, including receipt by the Company of at least $100 million in aggregate gross proceeds.

The annual dividend on each share of convertible preferred stock is $3.25 and is payable quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2013, when, as and if declared by the Company’s board of directors.  Dividends may be paid in cash or, under certain conditions, common stock or a combination thereof at the Company’s election.

Each share of convertible preferred stock has a liquidation preference of $50 per share, plus accumulated but unpaid dividends, and is convertible, at the holder’s option at any time into shares of the Company’s common stock based on an initial conversion rate of 2.3370 shares of common stock for each share of convertible preferred stock.  The conversion rate will be subject to certain customary adjustments, but no payment or adjustment for accumulated but unpaid dividends will be made upon conversion.  The convertible preferred stock may not be redeemed by the Company; however, the Company may, at any time on or after April 6, 2018, elect to cause all outstanding shares of convertible preferred stock to be automatically converted subject to certain conditions.

The securities (including the convertible preferred stock, the shares of common stock into which the convertible preferred stock is convertible and the dividends payable on the convertible preferred stock in shares of common stock, if any) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company plans to offer and issue the convertible preferred stock only to qualified institutional buyers as defined in Rule 144A of the Securities Act that are also accredited investors as defined in Regulation D of the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SOURCE: Sanchez Energy Corporation